Exhibit 99.(4)(y)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

FIXED TRANSFER OPTION FOR DEFINED OUTCOME PORTFOLIOS RIDER

Pacific Life Insurance Company, a stock company, has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Capitalized terms in this Rider have their meanings defined herein. Capitalized terms that are not defined in this Rider are defined or described in the Contract to which this Rider is attached, including any endorsements or other riders attached to the Contract.

This Rider adds additional Investment Options to the Contract called the “Fixed Transfer Option for Defined Outcome Portfolios”. There is no charge for these additional Investment Options.

RIDER SPECIFICATIONS

Contract Number: [VR99999999]

Owner: [John Doe]

Annuitant: [John Doe]

Fixed Transfer Option for Defined Outcome Portfolios:

[Fixed Transfer Option for Defined Outcome Portfolio – Invesco V.I. Nasdaq 100 Buffer Fund]

[Fixed Transfer Option for Defined Outcome Portfolio – Invesco V.I. S&P 500 Buffer Fund]

Minimum Guaranteed Interest Rate: [1.95%]

[Minimum Purchase Payment Amount: [$5,000]]

[Minimum Subsequent Purchase Payment Amount: [$250]]

DEFINITION OF TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Contract Value – As of the end of any business day, the Contract Value is equal to:

•	the Contract Value as defined in the Contract; plus
•	the value of the Fixed Transfer Option for Defined Outcome Portfolios; plus
•	the value of any other Investment Option added to the Contract by rider or endorsement.

Defined Outcome Portfolio – A Variable Investment Option held in a Separate Account that tracks to a specific index and provides partial downside protection in exchange for limits on upside participation.

Fixed Transfer Option for Defined Outcome Portfolios – An Investment Option that acts like a holding account to which Purchase Payments (or portions thereof) may be allocated in accordance with the terms of this Rider. Amounts allocated to the Fixed Transfer Option for Defined Outcome Portfolios are held in our General Account and receive interest at rates declared periodically (the “Guaranteed Interest Rate”), but not less than the Minimum Guaranteed Interest Rate shown on the Rider Specifications. Each Fixed Transfer Option for Defined Outcome Portfolio is tied to a corresponding Defined Outcome Portfolio.

Fixed Transfer Option for Defined Outcome Portfolio Value – The portion of the Contract Value allocated to the Fixed Transfer Option for Defined Outcome Portfolios as further defined in this Rider.

ICC22:20-1220	1

Guaranteed Interest Rate – The effective annual rate of interest in effect at the time a Purchase Payment (or portion thereof) is allocated to the Fixed Transfer Option for Defined Outcome Portfolios during the Guarantee Term. This rate will not be less than the Minimum Guaranteed Interest Rate shown on the Rider Specifications.

Guarantee Term – The period during which the amounts you allocate to the Fixed Transfer Option for Defined Outcome Portfolios earn a specified Guaranteed Interest Rate. The term begins on the business day Purchase Payments are allocated to the Fixed Transfer Option for Defined Outcome Portfolios. The term ends at market close on the business day prior to the next renewing period for the corresponding Defined Outcome Portfolio.

Investment Option – Each Investment Option as defined in the Contract, the Fixed Transfer Option for Defined Outcome Portfolios or any other Investment Option added to the Contract by rider or endorsement.

RIDER PROVISIONS

General – Prior to the Annuity Date, you may allocate all or part of a Purchase Payment to the Fixed Transfer Option for Defined Outcome Portfolios. The initial Purchase Payment (or any portion thereof) allocated to the Fixed Transfer Option for Defined Outcome Portfolios will begin a Guarantee Term. Each Fixed Transfer Option for Defined Outcome Portfolio is tied to a corresponding Defined Outcome Portfolio as shown in the Rider Specifications.

By investing in the Fixed Transfer Option for Defined Outcome Portfolios, you authorize the automatic transfer of funds and any crediting interest into the corresponding Defined Outcome Portfolio during next renewing period. Amounts allocated to the Fixed Transfer Option for Defined Outcome Portfolios are held in our General Account and receive interest at rates declared periodically by us. Subject to applicable law, we have sole discretion over the investment of our General Account assets.

Crediting of Interest – We will credit interest at the applicable Guaranteed Interest Rate during the Guarantee Term on amounts allocated to the Fixed Transfer Option for Defined Outcome Portfolios, while the Annuitant is living and the Contract is in force.

Purchase Payments and Subsequent Purchase Payments (or portions thereof) allocated to the Fixed Transfer Option for Defined Outcome Portfolios will be credited with interest at the Guaranteed Interest Rate in effect at the start of the Guarantee Term and will remain in effect for that Purchase Payment until the Guarantee Term ends.

We will stop crediting interest on that portion of the Fixed Transfer Option for Defined Outcome Portfolio Value that is withdrawn, transferred (including transfers to the Loan Account), or applied to provide an Annuity Option, including any:

•	fees for withdrawals and/or transfers;
•	Withdrawal Charges;
•	Premium Based Charges;
•	Annual Fees;
•	charges for premium taxes and/or other taxes;
•	proportionate reductions for charges for expenses relating to optional benefit riders attached to the Contract; and
•	other applicable Contract fees and charges.

We do so as of the end of the business day any such transaction is effective.

Fixed Transfer Option for Defined Outcome Portfolio Value – The Fixed Transfer Option for Defined Outcome Portfolio Value on any business day is the Fixed Transfer Option for Defined Outcome Portfolio Value on the prior business day, increased by any additions to the Fixed Transfer Option for Defined Outcome Portfolios on that day as a result of any:

•	interest; plus
•	Purchase Payments received by us and allocated to the Fixed Transfer Option for Defined Outcome Portfolios; plus
•	any additional amounts allocated to the Fixed Transfer Option for Defined Outcome Portfolios;

ICC22:20-1220	2

and decreased by any deductions from the Fixed Transfer Option for Defined Outcome Portfolios on that day as a result of any:

•	transfers, including transfers to the Loan Account;
•	withdrawals, including any applicable Withdrawal Charges;
•	Premium Based Charges;
•	fees for withdrawals and/or transfers;
•	amounts applied to provide an Annuity Option;
•	Annual Fees;
•	charges for premium taxes and/or other taxes;
•	proportionate reductions for charges for expenses relating to optional benefit riders attached to the Contract; and
•	other applicable Contract fees and charges.

Transfers – The transfer from the Fixed Transfer Option for Defined Outcome Portfolios will take place at market close on the business day prior to the next renewing period for the corresponding Defined Outcome Portfolio. The Fixed Transfer Option for Defined Outcome Portfolio Value will be transferred to the corresponding Defined Outcome Portfolio.

At the end of the Guarantee Term, the provisions of this Rider will cease to be operative, unless a new Guarantee Term is established. The Fixed Transfer Option for Defined Outcome Portfolio will remain as an available Investment Option to which Purchase Payments (or portions thereof) may be allocated.

No transfers may be made from any other Investment Option to the Fixed Transfer Option for Defined Outcome Portfolios.

Continuation of Rider if Surviving Spouse Continues Contract – If the Owner dies while transfers are being made from the Fixed Transfer Option for Defined Outcome Portfolios and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then such transfers will continue to be made from the Fixed Transfer Option for Defined Outcome Portfolios, until the Guarantee Term ends.

Termination of Rider – Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will terminate upon the earliest to occur of one of the following events:

(a)	the date death benefit proceeds become payable under the Contract;

(b)	the date the entire amount in the Fixed Transfer Option for Defined Outcome Portfolio is depleted due to transfers or withdrawals;

(c)	the date the Contract is terminated; or

(d)	the Annuity Date.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE INSURANCE COMPANY

[

	President and Chief Executive Officer	Secretary]

ICC22:20-1220	3